Exhibit 99.1

Hotel Lobby Shop Snack Assortments Impact Hotel

Brand Image, Travelers Want Healthier Options

According to Nightfood Independent Survey

Survey reveals travelers snack selection in hotel lobby markets disappoints travelers. 92% agree healthier options are needed.

Tarrytown, NY, May 14, 2023 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snack category, announced that HOTELS Magazine reported on the results of consumer research assessing attitudes of frequent travelers towards hotel snack shop product selection.

The survey indicated that hotel marketplace snack assortments influence how travelers perceive hotel brands. Unfortunately, the majority of guests are disappointed by current hotel snack selections, with an overwhelming 92% agreeing that hotels should have more healthy and better-for-you options for guests.

When asked to characterize the typical snack assortment in hotel lobby shops 73% of participants characterized them as either “unhealthy” or “very unhealthy” and 85% of travelers agreed that they would buy more snacks from hotel lobby shops if more better-for-you options were available.

A total of 1,039 recent business travelers participated, and over 80% of respondents belong to at least one major hotel loyalty program such as Choice Privileges, Hilton Honors, Marriot Bonvoy, and Wyndham Rewards. The survey was conducted by third-party research platform Centiment on behalf of Nightfood and HOTELS Magazine.

Traveler dissatisfaction in snack shop selections can damage a guests’ perception of a hotel brand. 77% of travelers said the selection of lobby shop snacks either somewhat influences (52%) or strongly influences (25%) their perception of a hotel chain.

When exploring specifically what might influence purchase decisions, 81% of respondents indicated more healthy snacks such as yogurt and fruit would either very much influence or somewhat influence them to buy snacks in their hotel. 77% said availability of additional “better-for-you” versions of traditionally indulgent snacks would do the trick, and 71% specifically identified snacks formulated to support better sleep would influence their decision to buy.

“I’m not surprised that the majority of travelers are dissatisfied with the snack selection currently in hotel lobby shops because I hear it frequently,” commented Nightfood CEO Sean Folkson. “The research indicates that, even if they don’t choose a healthier option on any given night, guests will reward hotels that make those healthier options available.”

Folkson continued, “Hotel brand leaders have the opportunity to protect and bolster their brand image by curating more of the better-for-you options valued by modern travelers. Hotel brands have invested so much to help ensure a good night’s sleep for their guests. Unfortunately, most of the snacks in hotel pantries can impair sleep quality. This can undermine the hotel’s goal of supporting quality sleep and also leave guests disappointed with their experience and the hotel chain. In an industry where every little detail matters, this is something important that hotels can easily address. Nightfood, with its sleep-friendly nutritional profile, is the optimal better-for-you choice in the hotel setting, sending a loud and clear signal to guests that their hotel is focused on supporting them at every touchpoint.”

The HOTELS Magazine online feature can be read in its entirety here.

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacks.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat, sugar, and calories consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is focused on establishing widespread national distribution of Nightfood ice cream, cookies, and other snack formats in the high-margin hotel vertical.

In March, 2023, Nightfood announced Sonesta International Hotels Corporation, the 8th largest hotel company in the United States, launched Nightfood ice cream into multiple Sonesta chains. Also in March, the Company announced its status as a Qualified Vendor of Choice Hotels, one of the world’s largest lodging franchisors.

Nightfood ice cream pints can be found in select locations of chains such as Sonesta, Courtyard by Marriott, Holiday Inn Express, Springhill Suites, Hyatt Place, Fairfield Inn & Suites and many more.

Hotels are increasingly focused on supporting guest wellness, and one way to do that is by offering healthier and sleep-friendly snacks in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, expanding distribution into a significant number of those hotels is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers, hotel chains and possibly airlines, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets, hotel chains and possibly airlines, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Marlene Oliver

media@nightfood.com

888-888-6444, x8

Investor Contact:

Simon Dang

simon@nightfood.com

888-888-6444, x3

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